UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Qlik Technologies Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Qlik Technologies Inc.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2012

To the Stockholders of Qlik Technologies Inc.:

The annual meeting of stockholders for Qlik Technologies Inc. (“Company”) will be held at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, on Wednesday, May 16, 2012 at 9:00 a.m. local time. The purposes of the meeting are:

1.	To elect two Class II directors (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 2);

3.	To hold an advisory vote on executive compensation (Proposal 3); and

4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 22, 2012 as the record date for determining holders of our Common Stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Radnor, Pennsylvania during normal business hours for a period of ten days prior to the annual meeting.

This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders on or about April 5, 2012.

YOUR VOTE IS IMPORTANT!

Your vote is important. Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 16, 2012: The proxy statement and annual report are available at www.proxyvote.com.

By order of the Board of Directors,

William G. Sorenson, Secretary

Radnor, Pennsylvania

Date: April 5, 2012

QLIK TECHNOLOGIES INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 16, 2012

QLIK TECHNOLOGIES INC.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

(888) 828-9768

PROXY STATEMENT

FOR THE

2012 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Qlik Technologies Inc. (sometimes referred to as the “Company” or “QlikTech”), which will be held at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, on Wednesday, May 16, 2012 at 9:00 a.m. local time.

We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On April 5, 2012, we will begin mailing to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the “Notice”) containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you because you owned shares of QlikTech’s common stock (“Common Stock”) as of March 22, 2012, the record date for the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or on the Internet. If you received or requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

When you vote by using the Internet or by telephone or by signing and returning the proxy card, you appoint Lars Björk and William G. Sorenson as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 22, 2012, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 84,997,250 shares of Common Stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this proxy statement.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 16, 2012 and will be accessible for ten days prior to the meeting at our principal place of business, 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, between the hours of 9:00 a.m. and 5:00 p.m. local time.

How do I vote?

If on March 22, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

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You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 15, 2012. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 15, 2012. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Secretary of the Company at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

How many votes do you need to hold the Annual Meeting?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our bylaws, a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the record date, there were 84,997,250 shares of Common Stock outstanding and entitled to vote. Thus, 42,498,626 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What matters will be voted on at the Annual Meeting?

The following matters are scheduled to be voted on at the Annual Meeting:

•	Proposal 1: To elect two Class II directors nominated by our board of directors and named in this proxy statement to serve a term of three years until our 2015 annual meeting of stockholders;

•	Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012; and

•	Proposal 3: To hold an advisory vote on executive compensation.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

Could other matters be decided at the Annual Meeting?

QlikTech does not know of any other matters that may be presented for action at the Annual Meeting. Should any other matter be properly presented at the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such other business.

What will happen if I do not vote my shares?

Stockholder of Record: Shares Registered in Your Name. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. Brokers or other nominees who hold shares of our Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Proposal 2 is the only routine matter in this proxy statement. As such, your broker does not have discretion to vote your shares on Proposals 1 or 3.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal and what is the vote required for each proposal?

Proposal 1: Election of two Class II directors.

With respect to the election of nominees for director, you may:

•	vote “FOR” the election of the two nominees for director;

•	“WITHHOLD” your vote for any of the nominees and vote “FOR” the remaining nominee(s); or

•	“WITHHOLD” your vote for the two nominees.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the two nominees who are properly nominated in accordance with our bylaws, and receive the most “FOR” votes will be elected. Only votes cast “FOR” a nominee will be counted. An instruction to “WITHHOLD” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and “broker non-votes” will have no effect on the outcome of the election of directors. Because the election of directors is not a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012.

You may vote “FOR” or “AGAINST” or abstain from voting. To ratify the appointment by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

Proposal 3: Advisory vote on executive compensation.

You may vote “FOR” or “AGAINST” or abstain from voting. To approve, by non-binding vote, the compensation of the Company’s named executive officers, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, our board of directors may either:

•	reduce the number of directors that serve on the board, or

•	designate a substitute nominee.

If our board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How does our board of directors recommend that I vote?

Our board of directors recommends a vote:

•	Proposal 1: “FOR” the election of each of Deborah C. Hopkins and Paul Wahl as Class II directors to serve a term of three years until our 2015 annual meeting of stockholders;

•	Proposal 2: “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012; and

•	Proposal 3: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

•	Proposal 1: “FOR” the election of each of Deborah C. Hopkins and Paul Wahl as Class II directors;

•	Proposal 2: “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

•	Proposal 3: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, the proxy holders for shares voted on the proxy card (i.e., one of the individuals named as proxies on your proxy card) will vote your shares using his or her best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of Qlik Technologies Inc. Common Stock as of March 22, 2012) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting. We will not permit the use of cameras (including cell phones with photographic capabilities) and other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the board of directors of the Company. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than May 22, 2012.

How can I find QlikTech’s proxy materials and annual report on the Internet?

This proxy statement and the 2011 annual report are available at our corporate website at www.qliktech.com/investor. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, in accordance with SEC rules, you may access these materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

How do I obtain a separate set of QlikTech’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2011 annual report are available on our investor relations website located at www.qliktech.com/investor. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings and will give you an automatic link to the proxy voting site.

Whom should I call if I have any questions?

If you have any questions, would like additional QlikTech proxy materials or proxy cards, or need assistance in voting your shares, please contact Investor Relations, Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087 or by telephone at (484) 685-0578.

Can I submit a proposal for inclusion in the proxy statement for the 2013 annual meeting?

Stockholders of the Company may submit proper proposals for inclusion in our proxy statement and for consideration at our 2013 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in our proxy materials for the 2013 annual meeting of stockholders, stockholder proposals must:

•	be received by our Corporate Secretary no later than the close of business on December 7, 2012; and

•	otherwise comply with the requirements of Delaware law, Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our amended and restated bylaws.

Unless we receive notice in the foregoing manner, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2013 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. A current copy of our bylaws also is available at our corporate website at www.qliktech.com. Such requests and all notices of proposals and director nominations by stockholders should be sent to Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Wednesday, May 16, 2012

This proxy statement and our annual report are available on-line at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of eight (8) directors divided into three classes with staggered three-year terms. There are currently two directors in Class I, three directors in Class II and three directors in Class III. The term of office of our Class II directors, Deborah C. Hopkins, Erel N. Margalit and Paul Wahl, will expire at this year’s Annual Meeting. Erel Margalit, who is currently a Class II director, has informed the Company that he will not stand for re-election. Following the Annual Meeting, the size of our board of directors will be decreased to seven (7) directors and there will be two Class II directors. The term of office of our Class III directors, John Burris, John Gavin, Jr. and Alexander Ott, will expire at the 2013 annual meeting of stockholders. The term of office of our Class I directors, Lars Björk and Bruce Golden, will expire at the 2014 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers. It is our policy to encourage nominees for director to attend the Annual Meeting.

Nominees for Election as Class II Directors at the Annual Meeting

This year’s nominees for election to the board of directors as our Class II directors to serve for a term of three years expiring at the 2015 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The age of each director as of March 22, 2012 is set forth below. Each of the nominees have agreed to serve as a director if elected, and we have no reason to believe that either nominee will be unable to serve if elected.

Name	Age	Positions and Offices Held with Company	Director Since
Deborah C. Hopkins	57	Director	2011

Paul Wahl	59	Director	2004

The following is additional information about each of the nominees as of the date of this proxy statement, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the nominees should serve as one of our directors.

Deborah C. Hopkins has served as a member of our board of directors since April 2011. Based in Palo Alto, California, Ms. Hopkins has served as Citi’s Chief Innovation Officer since 2008. Her mission is client-focused innovation. Ms. Hopkins focuses on building partnerships with venture capitalists, start-ups, corporations, universities and thought leaders to support the incubation of emerging technologies in the design, development, and implementation of disruptive customer centric business models. She serves also as Chairman of Citi’s venture capital initiatives. Since joining Citi in 2003, Ms. Hopkins’ previous positions include Chief Operations and Technology Officer, and head of Corporate Strategy and Mergers & Acquisitions. She has co-chaired Citi’s women’s initiative, and previously served for five years on the board of directors for Citibank N.A., and Citicorp Holdings, Inc. Prior to joining Citi, Ms. Hopkins was CFO at Boeing, CFO at Lucent Technologies, and served for five years on the Board of Directors of the DuPont Company. She is an advisor to Riverwood Capital. Our board of directors believes that Ms. Hopkins should serve as a director of the Company, in light of its business and structure, because of her significant leadership positions at various multinational companies, and her vast experience in the convergence of finance, technology and innovation. She is a proven big-picture change leader who curates a culture of creativity and collaboration inspired by customer needs and innovation.

Paul Wahl has served as a member of our board of directors since 2004. He currently serves as CEO of Causata, Inc. From April 1999 until his retirement in March 2003, Mr. Wahl served as president and chief operating officer of Siebel Systems, Inc. From October 1998 until March 1999, he served as the chief executive officer of TriStrata. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG. From April 1991 until December 1995, he was an executive vice president of SAP AG. In the past five years Mr. Wahl has served on the board of directors of Lawson Software, Inc., ICWAG and Causata, Inc. Mr. Wahl holds a degree in business administration from Business School ULM in Germany. Our board of directors believes that Mr. Wahl should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Wahl has significant experience in several areas applicable to service on our board of directors and its committees, including financial reporting, operations management, corporate governance and risk management, and has had leadership roles in numerous international businesses.

Required Vote and Recommendation of the Board of Directors for Proposal One

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of our Class II directors. The two nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the board as Class II directors. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. Shares represented by signed proxy cards will be voted on Proposal 1 “FOR” the election of Ms. Hopkins and Mr. Wahl to the board of directors at the Annual Meeting, unless otherwise marked on the card. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class II director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” DEBORAH C. HOPKINS AND PAUL WAHL

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the directors should serve as one of our directors. The age of each director as of March 22, 2012 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since

Lars Björk	49	Director, President and Chief Executive Officer	2004

John Burris	57	Director	2010

John Gavin, Jr.	56	Director	2010

Bruce Golden	53	Director and Chairman	2004

Erel N. Margalit	51	Director	2009

Alexander Ott	47	Director	2004

Class I Directors (Terms Expire in 2015)

Lars Björk is our President and Chief Executive Officer. He has served as our President and Chief Executive Officer since October 2007 and as a member of our board of directors since 2004. From August 2006 to October 2007, he served as our Chief Financial Officer and Chief Operating Officer. From August 2000 to August 2006, Mr. Björk served as Chief Financial Officer of QlikTech International AB. From January 1999 to August 2000, he served as Chief Information Officer of Resurs Finance. From May 1994 to January 1999, Mr. Björk served as Chief Financial Officer of ScandStick, a manufacturer of adhesive material. Since March 2012, Mr. Björk has served as a director of Alfresco Inc. Mr. Björk received an MBA from the University of Lund, Sweden and a Degree in Engineering from the Technical College in Helsingborg, Sweden. Our board of directors believes that Mr. Björk should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Björk has significant executive experience and knowledge of our business gained from serving as our Chief Executive Officer and formerly as our Chief Financial Officer and Chief Operating Officer.

Bruce Golden is a partner at Accel Partners which he joined in 1997. He has served as a member of our board of directors since 2004 and as Chairman of our board of directors since 2009. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel and currently serves as a member of the board of directors of Responsys and several private companies. Mr. Golden holds an M.B.A. from Stanford University and a B.A. in political science from Columbia University. Our board of directors believes that Mr. Golden should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Golden has substantial experience resulting from his being a partner at a global venture capital firm since 1997 where he has invested in and advised a number of international enterprise software and internet-related companies.

Class II Directors Not Standing for Election

Erel N. Margalit has served as a member of our board of directors since 2009. Mr. Margalit has been Managing Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit serves on the board of directors, which also serves as the compensation committee in each case, of Cogent Communications Group, Inc., Sepaton, Inc., Animation Lab Ltd., Cyber-Ark Software, Inc., Double Fusion Inc., Magink Display Technologies Inc., CyOptics, Inc., JVP Media Studio, L.P., Citypulse, Anyclip Media Ltd., Mega Learning Ltd., and Siano Mobile Silicon, Inc. Mr. Margalit holds a Ph.D in Philosophy from Columbia University, a Masters in Philosophy from Columbia University and a B.A. in Philosophy from Hebrew University. Our board of directors believes that Mr. Margalit should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Margalit has been the managing member of a global venture capital firm since 1997 and has served as a director of numerous companies which has provided him with extensive experience guiding large, complex organizations and dealing with various business sectors and operational challenges applicable to our business.

Class III Directors (Terms Expire in 2013)

John Burris has served as a member of our board of directors since October 2010. Mr. Burris has been the Chief Executive Officer and a Director of Sourcefire, Inc., a global leader in intelligent cybersecurity solutions, since 2008. Mr. Burris served as Senior Vice President, Worldwide Sales and Services of Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure, from January 2001 to July 2008. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of Citrix Systems. Prior to joining Citrix Systems, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various customer service capacities for AT&T Corp., including a term as managing director for AT&T’s Asia/Pacific region. Mr. Burris currently serves on the board of directors of workspace.com, a privately held SaaS company. Mr. Burris graduated from Marshall University with a BBA degree in Management and completed an eMBA while at AT&T. Our board of directors believes that Mr. Burris should serve as a director of the Company, in light of its business and structure, because Mr. Burris brings extensive leadership, management, sales and corporate development experience to our board of directors and the Company.

John Gavin, Jr. has served as a member of our board of directors since February 2010. Since June 2008, Mr. Gavin has engaged in consulting, advisory and investment activities. Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc. from January 2007 until June 2008, when it was acquired by BMC Software. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, which was acquired by Novell, Inc. Prior to 2000, Mr. Gavin spent twelve years at Data General Corporation rising to the post of Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP and is a certified public accountant. Mr. Gavin has served on the board of directors as the chair of the audit committee of Vistaprint, N.V. since 2006. From 2001 to 2005 Mr. Gavin was a member of the board of directors and the audit chairman for Ascential Software which was acquired by IBM in April 2005. Mr. Gavin also serves as a member of the board of directors of Consona Corporation and BroadSoft, Inc. Mr. Gavin holds a B.S. in accounting from Providence College. Our board of directors believes that Mr. Gavin should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Gavin has significant executive experience in the technology industry and substantial knowledge of finance and accounting.

Alexander Ott has served as a member of our board of directors since 2004. Mr. Ott is the owner of Cross Continental Ventures, a global advisory firm, which he founded and has managed since 2003. He was a Venture Partner at Jerusalem Venture Partners from 2003 to 2011. From 1999 to 2003, Mr. Ott was a member of the executive committee of Siebel Systems where he ran the Europe, Middle East and Africa division and subsequently the Americas division. From 1990 to 1999, Mr. Ott had several executive positions at SAP AG and SAP America, Inc., including Chief Executive Officer of International Markets, Senior Vice President of Latin America and Senior Vice President of Marketing and Global Alliances. Mr. Ott currently serves on the board of directors of various private companies. Mr. Ott has a degree in Business Management from University (BA) Mannheim, Germany. Our board of directors believes that Mr. Ott should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Ott has substantial experience serving in leadership roles in numerous international businesses which has provided him with extensive knowledge relating to financial reporting, operations management, corporate governance and other areas applicable to service on our board of directors and its committees.

CORPORATE GOVERNANCE

Independent Directors

Each of our directors, other than Lars Björk, qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each current member of the compensation committee and nominating/corporate governance committee of our board of directors qualifies as an independent director in accordance with the Nasdaq standards described above and SEC rules and regulations. Each current member of the audit committee, satisfies the independence criteria applicable to members of an audit committee under the Nasdaq listing requirements and SEC rules and regulations. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our website at www.qliktech.com under the Investor Relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The table below lists the current membership of each committee and the number of committee meetings held in 2011.

	Audit Committee	Compensation Committee	Nominating /Corporate Governance Committee

Lars Björk

John Burris	Member (1)

John Gavin, Jr.	Chairman

Bruce Golden		Member	Chairman

Deborah C. Hopkins (2)			Member (3)

Erel N. Margalit		Member	Member

Alexander Ott	Member (4)	Chairman

Paul Wahl	Member

Number of Meetings held in 2011	9	6	1

(1)	Appointed as a member of the audit committee in July 2011.

(2)	Appointed as a director effective as of April 1, 2011.

(3)	Appointed as a member of the nominating/corporate governance committee in April 2011.

(4)	Resigned as a member of the audit committee effective as of the appointment of Mr. Burris to the committee in July 2011.

The primary responsibilities of each committee are described below.

Audit Committee

Our audit committee currently consists of John Burris, John Gavin, Jr., and Paul Wahl. Mr. Burris replaced Alexander Ott as a member of our audit committee effective July 2011. Each member of our audit committee can read and has an understanding of fundamental financial statements. Mr. Gavin serves as chairman of the audit committee.

Mr. Gavin qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Gavin as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.

The audit committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the audit committee.

Compensation Committee

Our compensation committee currently consists of Bruce Golden, Erel N. Margalit and Alexander Ott. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Alexander Ott serves as chairman of the compensation committee. Following the Annual Meeting, our compensation committee will consist of Bruce Golden and Alexander Ott.

The compensation committee reviews, makes recommendations to the board of directors and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, our compensation committee will administer our stock option plans, including reviewing and granting stock options with respect to our executive officers and directors and may, from time to time, assist our board of directors in administering our stock option plans with respect to all of our other employees.

Our compensation committee has the authority under its charter to select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party it retains to assist in the evaluation of director and officer compensation as well as any other compensation matters. During the third quarter of 2011, our compensation committee engaged Compensia, a well-known consulting firm specializing in executive compensation, as its independent compensation consultant. Prior to this engagement, the compensation committee had not engaged any compensation consultants to provide advice with respect to our executive compensation program.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee currently consists of Bruce Golden, Deborah C. Hopkins and Erel N. Margalit. Ms. Hopkins was appointed to our nominating/corporate governance committee in April 2011. Our nominating/corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. In evaluating potential nominees to the board of directors, the nominating/corporate governance committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experience can enhance the effectiveness of our board of directors. Accordingly, as part of its evaluation of each candidate, the nominating/corporate governance committee takes into account that candidate’s background, experience, qualifications, attributes and skills that may complement, supplement or duplicate those of other prospective candidates and current directors. The nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board of directors concerning corporate governance matters. Mr. Golden serves as chairman of the nominating/corporate governance committee. Following the Annual Meeting, our nominating/corporate governance committee will consist of Bruce Golden and Deborah C. Hopkins.

Compensation Committee Interlocks and Insider Participation

As noted above, the compensation committee of our board of directors currently consists of Bruce Golden, Erel N. Margalit and Alexander Ott. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Board Meetings and Attendance

The board of directors held eight (8) meetings in 2011. Except for Mr. Margalit, each member of the board of directors attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service. Mr. Margalit attended 70% or more of such meetings, a portion of which were missed due to medical reasons.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our directors attended our last annual meeting.

Board Leadership

Our board of directors separates the positions of chairman of the board of directors and chief executive officer. Separating these positions allows our chief executive officer to focus on our day-to-day business, while further enabling the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Risk Oversight

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company and our various operational subsidiaries, our board of directors and the boards of directors of our subsidiaries address the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Employee Compensation Risks

As part of its oversight of our Company’s executive compensation program, our compensation committee considers the impact of the program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the compensation committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The compensation committee has determined that, for all employees, our Company’s compensation programs are not reasonably likely to have a material adverse effect on our Company.

Election of Officers

Our officers are currently elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our officers or directors.

Limitation of Liability and Indemnification

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law

•	for any transaction from which the director derives any improper personal benefit

Our restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Communications to the Board of Directors

Stockholders interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Qlik Technologies Inc. at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attn: Secretary. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairman of a committee of the board of directors or a particular director, as appropriate.

Director Compensation

Prior to our initial public offering, there was no general policy in place to provide our directors with any cash compensation for their services as members of our board of directors or any committee of our board of directors. In April 2010, our board of directors adopted a compensation program for outside directors which become effective upon our initial public offering in July 2010.

In the third quarter of 2011, our compensation committee engaged Compensia to conduct a study to assess our non-employee director compensation practices and policies. Compensia reviewed the compensation paid to our non-employee directors relative to market practices and our peer group companies which are set forth below in the section entitled “Compensation Discussion & Analysis.” Based on this review, Compensia advised our compensation committee that the compensation paid to our non-employee directors was generally below market practices and that paid at our peer group companies. Our compensation committee, in considering Compensia’s study, current market conditions and total compensation paid to non-employee directors at our peer group companies, amended our non-employee director compensation program, effective as of this Annual Meeting, as set forth below, and in November of 2011 approved restricted stock unit awards for 3,400 shares to each of our then current non-employee directors. The November 2011 restricted stock unit awards will vest pursuant to the same terms as the initial equity awards and annual equity grants, as described below.

Term	Pre-Annual Meeting Program	Amended Program
Annual Cash Retainer	$25,000	$40,000

Initial Equity Award	Restricted stock unit award having a fair market value of $75,000 as of the date of award.	Restricted stock unit award having a fair market value of $175,000 as of the date of award in lieu of Annual Equity Grant.

Annual Equity Grant	An equity award with a fair market value of $75,000 at each annual meeting	An equity award with a fair market value of $175,000 at each annual meeting

Chairman of Board Compensation	N/A	$20,000

Chair of Audit Committee Compensation	Additional annual retainer of $10,000	Additional annual retainer of $20,000

Chair of Compensation Committee Compensation	Additional annual retainer of $5,000	Additional annual retainer of $15,000

Chair of Nominating/Corporate Governance Committee Compensation	Additional annual retainer of $5,000	Additional annual retainer of $9,500

All cash retainer fees will continue to be paid in four quarterly payments under the amended non-employee director compensation program. The initial equity award and annual equity grant will continue to vest in full under the amended non-employee director compensation program on the earliest of:

•	the one year anniversary of the grant date,

•	the death of the recipient or

•	a change of control of our Company.

A non-employee director who receives an initial equity award will not receive an additional annual equity award in the same calendar year. All options granted to the non-employee directors will have an exercise price equal to the fair market value of our Common Stock on the date of the grant.

We currently have a policy to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.

Director Compensation Table for Year Ended December 31, 2011

The following table sets forth information regarding compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2011:

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Values and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Name (1)
John Burris	$25,000	$176,096	—	—	—	—	$201,096
John Gavin, Jr.	35,000	176,096	—	—	—	—	211,096
Bruce Golden	30,000	176,096	—	—	—	—	206,096
Deborah C. Hopkins (3)	18,750	176,096	—	—	—	—	194,846
Erel N. Margalit	25,000	176,096	—	—	—	—	201,096
Alexander Ott	30,000	176,096	—	—	—	—	206,096
Paul Wahl	25,000	176,096	—	—	—	—	201,096

(1)	Mr. Björk was not eligible in 2011 to receive any compensation from us for service as a director pursuant to our non-employee director compensation plan because Mr. Björk is a Company employee.
(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.
(3)	Ms. Hopkins was appointed to the board of directors effective April 1, 2011.

The following table sets forth information regarding outstanding equity awards held by each of our non-employee directors as of December 31, 2011:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Name
John Burris	—	—	—	—	5,756	139,295
John Gavin, Jr.	13,333	6,667	$5.18	March 30, 2020	5,756	139,295
Bruce Golden	—	—	—	—	5,756	139,295
Deborah C. Hopkins (1)	—	—	—	—	5,756	139,295
Erel N. Margalit	—	—	—	—	5,756	139,295
Alexander Ott	—	—	—	—	5,756	139,295
Paul Wahl	—	—	—	—	5,756	139,295

(1)	Ms. Hopkins was appointed to the board of directors effective April 1, 2011.
(2)	The value of the unvested shares of Common stock underlying the restricted stock unit award was calculated by multiplying the number of unvested shares of Common Stock by $24.20, the closing market price of shares of our Common Stock on December 30, 2011 (the last trading day in 2011).

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or laws require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee of the board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee of the board of directors would reconsider the appointment. If the appointment is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

In order for Proposal 2 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 2. Abstentions and broker non-votes will be counted towards a quorum, however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 2

Fees of Independent Registered Public Accounting Firm for 2011 and 2010

The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent registered public accounting firm, for audit and non-audit services rendered to QlikTech in 2011 and 2010. These fees are categorized as audit fees, audit-related fees, tax fees and all other fees. The nature of the services provided in each category is described following the table.

	Year Ended December 31,
	2011	2010
Audit fees (1)	$2,000,000	$1,100,000
Audit-related fees (2)	10,000	1,840,000
Tax fees (3)	700,000	210,000
All other fees (4)	30,000	10,000

Total fees	$2,740,000	$3,160,000

(1)	Audit fees relate to professional services rendered for the audits of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only our independent registered public accounting firm can reasonably provide.
(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards and due diligence related to acquisitions. The audit-related fees in 2010 are principally related to our initial public offering.
(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include preparation of our federal and state tax returns, assistance with tax reporting requirements and audit compliance and assistance on international and domestic tax matters. The tax fees in 2011 are principally related to our U.S. entity restructuring.
(4)	All other fees consist of professional services for advisory services related to certain corporate functions and accounting research tools.

All fees described above were pre-approved by the audit committee in accordance with the requirements of Regulation S-X under the Exchange Act.

Pre-Approval Policies and Procedures of the Audit Committee

The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of tax-related services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence for audit purposes. Ernst & Young LLP has not been engaged to perform any non-audit services other than tax-related services.

REPORT OF THE AUDIT COMMITTEE1

The audit committee of our board of directors operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this proxy statement under “Corporate Governance — Board Committees—Audit Committee”. Under the audit committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Accounting Standards 61, as amended (Codification of Statements on Auditing Standards AU 380) and as adopted by the Public Accounting Oversight Board (“PCAOB”), in Rule 3200T, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant adjustments, and the clarity of the disclosures in the financial statements. In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm their independence.

The audit committee has adopted a charter and a process for pre-approving services to be provided by the independent registered public accountant.

Based upon the review and discussions described in the preceding paragraph, our audit committee recommended to the board of directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John Gavin, Jr. (Chairman)

John Burris

Paul Wahl

[1]

The material in this report shall not be deemed to be (i) “soliciting material,” or (ii) “filed” with the SEC. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our Common Stock as of March 22, 2012 by:

•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through March 22, 2012.

The percentage ownership is based upon 84,997,250 shares of Common Stock outstanding as of March 22, 2012.

For purposes of the table below, we deem shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 22, 2012 and Common Stock subject to restricted stock unit awards that will vest within 60 days of March 22, 2012 to be outstanding and to be beneficially owned by the person holding the options, warrants or restricted stock unit award for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders (other than our executive officers and directors)
FMR LLC (2)	10,869,907	12.79%
BlackRock, Inc. (3)	5,883,123	6.92%
Artisan Partners Holdings LP (4)	5,408,300	6.36%
Named Executive Officers and Directors
Lars Björk (5)	1,634,386	1.91%
Leslie Bonney (6)	754,733	*
Erel N. Margalit (7)	540,453	*
Alexander Ott (8)	135,938	*
Anthony Deighton (9)	301,375	*
Paul Wahl (8)	78,880	*
William G. Sorenson (10)	530,363	*
Bruce Golden (8)	29,310	*
John Gavin, Jr. (11)	29,856	*
John Burris (8)	4,276	*
Deborah C. Hopkins (8)	2,356	*
Douglas Laird (12)	—	—
All current directors and executive officers as a group (14 persons)(13)	4,092,802	4.69%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087.
(2)	Based on Schedule 13G/A filed on February 14, 2012 by FMR LLC on behalf of itself, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”), Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns shares of Common Stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of these 10,869,907 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 4,500 shares of the outstanding Common Stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 4,500 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	Based on Schedule 13G filed on February 9, 2012 by BlackRock, Inc. as Parent Holding Company of BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited, BlackRock International Limited, BlackRock Investment Management, LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of the Company. No one person’s interest in the Common Stock of the Company is more than five percent of the total outstanding common shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(4)	Based on Schedule 13G filed on February 7, 2012 by Artisan Partners Holdings LP (“Artisan Holdings”) on behalf of itself, Artisan Investment Corporation (“Artisan Corp.”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Limited Partnership (“Artisan Partners”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler and Carlene M. Ziegler. The shares have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Holdings, Artisan Investments, Artisan Corp., ZFIC, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class. The address for Artisan Holdings is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(5)	Includes 768,607 shares issuable upon exercise of options exercisable within 60 days of March 22, 2012. Excludes 289,400 shares of Common Stock subject to options and 7,400 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012.
(6)	Includes 754,733 shares issuable upon exercise of options exercisable within 60 days of March 22, 2012. Excludes 145,462 shares of Common Stock subject to options and 5,100 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012.
(7)	Includes 488,582 shares held by Jerusalem Venture Partners IV, L.P., 4,170 shares held by Jerusalem Venture Partners IV-A, L.P., 4,377 shares held by Jerusalem Venture Partners Entrepreneurs Fund IV, L.P., 19,876 shares held by JVP IV Annex Fund, L.P., 1,838 shares held by JVP IV Annex Entrepreneur Fund, L.P. and its affiliates (collectively, the “US JVP Funds”) and 11,754 shares held by Jerusalem Venture Partners IV (Israel), L.P. JVP Corp. IV is the general partner of JP Media V, L.P., which is the general partner of JVP IV Annex Fund L.P. and JVP IV Annex Entrepreneur Fund, L.P. JVP Corp. IV is the general partner of Jerusalem Partners IV, L.P., which is the general partner of Jerusalem Venture Partners IV, L.P., Jerusalem Venture Partners IV-A, L.P. and Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. JVP Corp. IV is the general partner of Jerusalem Partners IV — Venture Capital, L.P., which is the general partner of Jerusalem Venture Partners IV (Israel), L.P. Voting and investment power over the shares beneficially owned by JVP Corp. IV. is controlled by Erel Margalit, its managing member. The general partners and managing members disclaim beneficial ownership of the shares owned by the JVP funds except to the extent of their proportionate pecuniary interest therein. The address for Jerusalem Venture Partners IV, L.P. is 156 Fifth Avenue, Suite 410, New York, NY 10010. Includes 2,356 shares of Common Stock subject to a restricted stock unit award that will vest and settle within 60 days of March 22, 2012.

Excludes 3,400 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012. Mr. Margalit is the managing member of JVP Corp. IV, and he disclaims beneficial ownership of any of the US JVP Funds’ shares or Jerusalem Venture Partners IV (Israel), L.P.’s shares except to the extent of his proportionate pecuniary interest therein.

(8)	Includes 2,356 shares of Common Stock subject to a restricted stock unit award that will vest and settle within 60 days of March 22, 2012. Excludes 3,400 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012
(9)	Includes 259,375 shares issuable upon exercise of options exercisable within 60 days of March 22, 2012. Excludes 110,775 shares of Common Stock subject to options and 3,100 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012.

(10)	Includes 485,363 shares issuable upon exercise of options exercisable within 60 days of March 22, 2012. Excludes 210,612 shares of Common Stock subject to options and 3,400 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012.
(11)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days of March 22, 2012. Excludes 5,000 shares of Common Stock subject to options and 3,400 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012.
(12)	Mr. Laird resigned from the Company effective January 1, 2012.
(13)	Includes 2,333,954 shares issuable upon exercise of options exercisable within 60 days of March 22, 2012 and 16,492 shares of Common Stock subject to a restricted stock unit award that will vest and settle within 60 days of March 22, 2012. Excludes 964,373 shares of Common Stock subject to options and 42,800 shares of Common Stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 22, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2011, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of transactions since January 1, 2011, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee and a majority of the members of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Transactions with our Executive Officers, Directors, Key Employees and Significant Stockholders

Indemnification Agreements. We have entered into indemnification agreements with each of our directors and executive officers. The form of agreement provides that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and executive officers in connection with a legal proceeding in which they may be entitled to indemnification.

Stock Option and Restricted Stock Unit Awards. For information regarding stock options, stock awards and restricted stock unit awards granted to our named executive officers and directors, see “Corporate Governance — Director Compensation” and “Executive Compensation.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive officer compensation policies and programs, our recent decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” (on page 39 below), and the most important factors relevant to an analysis of these policies, programs and decisions.

Executive Summary of 2011 Executive Compensation Program

We completed our first full fiscal year as a company whose stock is publicly traded in 2011. During 2011, we achieved several significant milestones, including year-over-year growth of total revenue (by 42%), license revenue (by 41%), and maintenance revenue (by 49%). In addition, we experienced increases in the number of active customers and users, including a year-over-year increase in registered users of our QlikCommunity of approximately 65%. We also released an upgraded version of our business intelligence software platform, QlikView 11, which enables users to more easily share information with colleagues, supports larger enterprise deployments through enhanced manageability and delivers an enhanced mobile experience.

Our compensation committee took a number of steps during 2011 designed to incorporate more performance-based compensation components into our executive compensation program and to calibrate the levels at which our executive officers are being compensated to ones that are competitive for a public technology company at our stage with organic revenue and employee growth comparable to ours. We continue to place a high level of importance on long-term compensation, with equity compensation being the primary long-term vehicle.

Highlights from our 2011 executive compensation program, each of which is discussed in more detail below, include:

•	In early 2011 our compensation committee increased base salaries for our named executive officers.

•

In the fourth quarter of 2011, our compensation committee approved and partially implemented a long-term equity incentive (LTI) program for our named executive officers. In connection with the partial implementation of the LTI program the compensation committee approved grants of stock options and awards of restricted stock units to our named executive officers.

•	As a result of our exceeding our revenue objectives for the year, payments under our 2011 annual cash incentive bonus program were in excess of target bonus levels.

Compensation Philosophy

Our executive compensation program focuses on providing competitive compensation to our executive team so as to be able to attract and retain highly qualified individuals in key management positions. It is designed with the goals of appropriately aligning the interests of our executive officers and our stockholders and motivating our management team to strive to achieve our short- and long-term strategic and business objectives. Prior to our initial public offering, our executive compensation program was heavily weighted toward equity compensation, provided relatively low levels of cash compensation and afforded our board of directors a high level of discretion with regard to the short-term (annual) incentive cash bonuses. As a result of our continued growth and development since our initial public offering, including the business achievements described above, our compensation committee has taken and continues to take steps to increase to competitive levels the amount of fixed cash compensation paid to our named executive officers and incorporate more objective performance-based features into our annual cash incentive bonus program, while at the same time continuing to place great importance on long-term equity compensation as a means of nurturing an ownership culture within the Company as a whole.

Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value and as such our overall compensation philosophy is to provide a competitive total compensation package that will:

•	Fairly compensate our executive officers,

•	Attract and retain qualified executive officers who are able to contribute to the long-term success of our Company,

•	Incentivize future performance toward clearly defined corporate goals, and

•	Align our executives’ long-term interests with those of our stockholders.

Overview of Process and Responsibilities for Compensation Decisions

The compensation committee of our board of directors has responsibility for:

•	Overseeing our general compensation programs,

•	Approving compensation for our executive officers,

•	Evaluating the performance and development of our executive officers in their respective positions,

•	Reviewing individual compensation as well as corporate compensation principles and programs,

•	Establishing corporate and individual performance objectives as they affect compensation,

•	Making determinations as to whether and to what extent such performance objectives have been achieved and the manner in which such achievement translates into individual compensation, and

•	Ensuring that our compensation programs are appropriate and effective.

Our chief executive officer (CEO) supports our compensation committee by driving our annual business plan process, providing information relating to ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of their individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals, and makes determinations related to the CEO’s and the other executive officers’ compensation.

In setting compensation levels for individual officers, our compensation committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer, and, to date, our compensation process has been a largely discretionary process based upon the collective experience and judgment of the compensation committee members acting as a group. Factors affecting its decisions have included our overall corporate performance including achievement of specific corporate objectives determined to be critical to our long-term success, the individual officer’s performance including with respect to specified performance objectives and managing to our annual business plan, the nature and scope of the officer’s responsibilities, the officer’s tenure with us and, increasingly, information about market compensation practices for individual officers at companies our committee determines relevant for this purpose. While our compensation committee considers the overall mix of compensation components in its review of compensation matters and has emphasized equity compensation, it has not adopted any formal or informal policies or specific guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation; however, our compensation committee has tended to place greater emphasis on variable incentive compensation (incentive bonuses and equity compensation) than on fixed compensation (base salary). Our variable cash compensation arrangements have historically been and continue to be primarily based upon the consolidated revenue achievements for our Company along with individual strategic performance objectives established in the early part of the fiscal year. We believe in compensating above target levels for overachievement of objectives and reducing incentive compensation if achievement falls short of target-level objectives.

Our compensation committee has the authority under its charter to select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party it retains to assist in the evaluation of director and officer compensation as well as any other compensation matters. During the third quarter of 2011, our compensation committee engaged Compensia, a compensation consulting firm with particular expertise in the technology industry, as its independent compensation consultant. Prior to this engagement, the compensation committee had not engaged any compensation consultants to provide advice with respect to our executive compensation program. Compensia has not performed any services for QlikTech or our board of directors other than through its engagement with the compensation committee.

In the third quarter of 2011, based upon the committee’s instructions, Compensia performed the following services with respect to executive compensation:

•	Provided recommendations regarding the composition of the Company’s peer group,

•

Conducted a competitive assessment of the Company’s current executive compensation arrangements, including analyzing peer group proxy statements, compensation survey data and other publicly available data,

•	Reviewed and advised on total compensation, including base salaries and short- and long-term incentives, including stock awards, and

•	Reviewed and advised on executive severance and change-in-control agreements.

Our compensation committee has not historically benchmarked the compensation provided to our executive officers to the compensation arrangements of its peer group. Rather, the committee considers the peer group information as one factor in making decisions with respect to compensation matters along with information it receives from management and its own judgment and experience.

Peer Group

As part of the compensation committee’s decisions relating to the structure of the LTI program implemented in the fourth quarter of 2011 and discussed in further detail below, the compensation committee, in consultation with Compensia, compared our executive compensation program, including base salary, total cash compensation and equity awards, with compensation paid by a peer group of software companies recommended by Compensia and approved by our compensation committee. In identifying a peer group for us in connection with the establishment of our LTI program, Compensia considered such factors as industry, revenue, market capitalization as a multiple of revenue, revenue growth, non- U.S. revenue, business model and product similarity . The following 17 organizations were identified as our peer group companies:

Actuate	Netsuite
Ansys	Opnet Tech
Ariba	Realpage
Commvault Systems	Rightnow Tech
Fortinet	Solarwinds
Informatica	Successfactors
Kenexa Corp	Synchroness Tech
MicroStrategy	Taleo and Tibco Software

Following its review of the compensation data included in the peer group report, our compensation committee determined solely in connection with the decisions it made to implement a new LTI program in the fourth quarter of 2011 to approve equity awards to our named executive officers the value of which fell on an annualized basis between the 50th and 75th percentile of the peer group data related to long-term incentive awards. This was consistent with our historic approach of emphasizing equity compensation relative to cash compensation. Other than with respect to the LTI program and in connection with the compensation committee’s assessment of executive severance and change-in-control arrangements (on which the committe took no action in 2011), the peer group data was not used for any other purposes with regard to 2011 compensation decisions.

As it makes decisions going forward, our compensation committee expects to refer to peer group data to understand where the Company’s executive compensation falls relative to its competitors, to identify individual officers whose compensation seems out of step with other Company officers or similar officers at peer group companies, and as a way of staying current with market practices.

Principal Elements of Executive Compensation

Our executive compensation program consists of the following components:

•	Base salary, which provides a fixed component designed to offer the executive funds from which to manage personal and immediate cash flow needs,

•	Annual incentive cash bonus, which helps drive our executives to execute successfully our annual strategic plan,

•	Long-term incentive awards in the form of stock options and, beginning in 2011, restricted stock units, which keep our executives focused on our long-term business and strategic goals,

•	Certain benefits related to officer relocation, in particular international relocations, which have allowed us to attract talented individuals whom we might otherwise not have been able to hire,

•

Certain benefits payable upon an executive officer’s involuntary termination in certain circumstances, which provide our executives with protection from financial disruption in the event of an involuntary employment termination including in the context of a change of control of the Company, and

•	Other benefit plans generally available to all salaried employees.

Our compensation committee believes this mix is appropriate for our executive team because it has over several years allowed us to attract and retain highly qualified individuals in an industry that is competitive on a global basis and to execute successfully our business plan and become a leader in our industry. Our compensation committee also takes note of the fact that this mix is typical of companies in our industry and at our stage of development. We expect that our compensation committee will continue to evaluate the mix of components and the relative portion of each component of compensation based on industry trends and ongoing developments that we experience as we grow and mature as a public company.

Base Salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year and competitive market compensation. Base salaries are reviewed annually and adjusted from time to time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our Company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

In March 2011, our compensation undertook its annual compensation review for 2011 and increased the base salaries of each of our named executive officers. The decision to increase base salaries reflected our continued growth on a revenue and a product development basis, as well as the additional responsibilities that were placed on certain officers, particularly our CEO and CFO, as officers of a newly-public company. The amount of the increases were determined based upon our compensation committee’s desire to move the salaries for our executive officers to a level that in their judgment were necessary to retain our executive officers in light of what they determined to be appropriate for each position at a public company at our stage of development. In connection with this salary increase, the living expense allowances previously provided for Mr. Björk and Mr. Sorenson were terminated. As a result, the base salaries of our named executive officers increased for 2011 as set forth below:

	2010		2011
Lars Björk	$300,000		$475,000
William G. Sorenson	$280,000		$335,000
Leslie Bonney	$265,000	(1)	$375,000	(2)
Anthony Deighton	$220,000		$250,000	(3)
Douglas Laird	$190,000		$225,000

(1)	All amounts paid to Mr. Bonney were paid in British Pound Sterling. Number presented is based on an assumed exchange rate of approximately $1.55 as of December 31, 2010.
(2)	Amount set forth is the base salary which was approved by our compensation committee in 2011 for Mr. Bonney in U.S. dollars. Amount paid to Mr. Bonney was converted from U.S. dollars and paid in British Pound Sterling.
(3)	Increased to $275,000 in connection with Mr. Deighton’s promotion to Chief Technology Officer in September 2011.

Cash Incentive Bonus. We operate an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term corporate objectives. This program is managed as part of our annual business plan process. Typically, the board of directors approves a business plan for the year that incorporates corporate-level objectives, and achievement of those objectives becomes an important factor considered by our compensation committee in setting target performance levels that apply generally to the plan as well as bonus targets that apply individually to each executive participating in the bonus plan. Each named executive officer’s target bonus amount is initially established as the time of his or her hire and may be adjusted as the compensation committee determines appropriate from time to time as part of the annual compensation review process. The maximum amount that any of our named executive officers could be awarded for 2011 was 200% of the sum of their respective base salary and target bonus amount. Actual target bonus levels for 2011 are shown below.

For 2011, the objectives under our annual cash incentive bonus program were largely based upon our consolidated revenue achievement. The 2011 revenue objective, which was established in early 2011, specified that consolidated revenue must be $294.9 million for bonus payment at the target level. This 2011 revenue-based objective constituted approximately 66% of the target bonus amount for each of our executive officers. Each named executive officer was also eligible to receive payment of additional amounts in the event specified strategic and individual objectives for 2011 were achieved. These individual objectives for 2011 included meeting certain financial operating margin and compliance metrics, expanding the size and scope of partner relationships, expanding enterprise business relationships, enhanced customer service, expanding brand and marketing awareness, release of QlikView 11, product innovation and development, and certain team management metrics. The portion of the 2011 bonuses that relate to these non-revenue related objectives constituted approximately 34% of the target bonus amount for each named executive officer. The revenue objective portion of the bonus was structured to permit payment in excess of the target amount in the event of overachievement, or less than target amount in the event of underachievement, of the revenue goal. In addition, our compensation committee reserved discretion under our bonus program to decrease the bonus amount to be paid if our consolidated revenue fell below 85% of target or if we did not reach certain quarterly milestones. At our current stage of corporate and product development, certain aspects of our annual incentive bonus program, including the strategic and individual objectives, present competitive sensitivities and we believe detailed disclosure regarding them could be detrimental to our business prospects. In general, the non-revenue related objectives under our 2011 bonus program were ambitious but capable of being achieved with focused team effort.

We exceeded our revenue targets in 2011, achieving $320.6 million in consolidated revenue for the year. Also during 2011, we expanded our partner network, expanded our enterprise customer base, launched QlikView 11, and expanded brand and marketing awareness. In accordance with the corporate and individual bonus targets set for each named executive officer, and after evaluating actual achievement, our compensation committee approved the following bonus payments to our named executive officers for 2011 performance:

Named Executive Officer	Target Bonus for Revenue- Based Objective	Actual Payment for Revenue- Based Objective	Target Bonus For Management Objectives	Actual Bonus for Management Objectives(1)	Total 2011 Bonus Payment
Lars Björk	$266,850	$513,850	$133,150	$104,600	$618,450
William G. Sorenson	$149,080	$305,080	$75,920	$30,000	$335,080
Leslie Bonney(2)	$245,000	$467,300	$130,000	$105,500	$572,800
Anthony Deighton	$120,470	$276,470	$59,530	$43,020	$319,490
Douglas Laird	$110,300	$266,300	$54,700	$45,000	$311,300

(1)	Each named executive officer received full payments for all individual and strategic objectives except that each named executive officer was paid 50% of the bonus with respect to the achievement of certain operating margin goals and Messrs. Deighton and Sorenson received partial payments with respect to certain individual objectives.
(2)	Amounts set forth in the table are the bonus amounts which were approved by our compensation committee in 2011 for Mr. Bonney in U.S. dollars. All amounts paid to Mr. Bonney were converted from U.S. dollars and paid in British Pound Sterling.

In March 2012, our compensation committee increased the target bonus amounts, as set forth in the table below, and approved the terms of fiscal year 2012 cash incentive bonuses for our named executive officers, other than Mr. Laird who resigned effective January 1, 2012. The compensation committee modified certain elements of the cash incentive bonus plan in 2012; however, the overall structure of our 2012 cash incentive bonus program is similar to our 2011 bonus program.

	2011	2012
Lars Björk	$400,000	$450,000
William G. Sorenson	$225,000	$250,000
Leslie Bonney	$375,500	$400,000
Anthony Deighton	$180,000	$200,000

Long-Term Incentive Compensation. Prior to the third quarter of 2011, our only long-term incentive awards have primarily been in the form of options to purchase our Common Stock, although we made awards of restricted stock to certain of our executive officers in 2004. Our stock options have an exercise price at least equal to the fair market value of our Common Stock on the grant date, generally vest over four years, with 25% of the option shares vesting after one year of service and the remainder vesting in equal installments at the end of each quarter thereafter, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below. Since our initial public offering, we use the closing price of our stock on the Nasdaq Stock Exchange Global Select Market on the date of the grant as the fair market value of our stock for purposes of establishing option exercise prices. We have not established a program, plan or practice pertaining to the timing of equity award grants to executive officers relative to our release of material non-public information. Our compensation committee will evaluate our equity award grant practices from time to time and may make changes as it determines appropriate.

Generally, we grant a stock option award in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects the compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within QlikView. Thereafter, additional option grants may be made in the discretion of our compensation committee or board of directors. Prior to the implementation of our LTI program discussed below, we had granted additional options on a periodic basis to executives or other employees, although we did evaluate individual performance annually. Instead, additional options were granted to executives on a case-by-case basis reflecting the compensation committee’s determination that such grants were appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of these additional option grants were determined in the discretion of the compensation committee or our board of directors, and typically incorporated our CEO’s recommendations (except with respect to his own option grants).

In the fourth quarter of 2011, our compensation committee, using input from Compensia’s analysis, other publicly available material and the collective judgment of the members of our compensation committee, adopted an LTI program for our executive officers. Our compensation committee decided that the LTI program should be structured such that LTI awards would fall within the 50th and 75th percentile range of the equity compensation awarded to executives with similar roles at the peer group companies. As noted above, while our compensation committee had not targeted a specific percentile, it considered this range to be generally consistent with the Company’s philosophy of conserving cash pending achievement of significant product-related milestones while providing long-term equity incentives with significant upside potential.

Under the LTI program, our compensation committee plans to provide annual LTI awards to our executive officers in May of each year, beginning in 2012, based on the committee’s determination of the value of the LTI awards to be granted to each executive officer. The committee will determine an LTI target value in dollars and then determine the exact number of equity awards based on the closing price of our stock on the date of grant. The compensation committee has determined that the LTI awards under the LTI program should be in the form of stock options to purchase shares of our Common Stock and restricted stock units (RSU), with the stock options representing 80% of the value of the aggregate LTI award provided to an executive officer and the RSU representing the remaining 20% of the value. The stock options will be structured such that the executive is vested in 25% of the shares on the first anniversary of the date of grant and will vest with respect to 75% of the shares of stock which are subject to the option in equal increments quarterly over three (3) years thereafter, provided the executive remains continuously employed by our Company through the last day of each vesting period. Each RSU will represent a contingent right to receive one share of our Common Stock and will vest in four equal annual installments beginning on the one year anniversary of the grant date.

Following the approval of the LTI program, and because we intend to operate this program with awards granted in May of each year, our compensation committee determined to provide awards that equated to approximately one-half the value of the annual LTI awards that our compensation committee determined the executives would be awarded had the LTI program been in effect for the full year of 2011. The amounts of these grants and awards are presented below under “Executive Compensation – Grants of Plan-Based Awards in 2011.”

Our compensation committee has not made any additional equity grants to named executive officers since November 2011 and does not intend to grant any more until it grants the 2012 LTI awards in May 2012.

Severance and Change in Control Benefits. We have entered into employment agreements with each of our named executive officers that provide severance benefits in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control, subject the officer’s providing us with a release of potential claims and other customary covenants. These benefits range from nine months, in the case of our CEO, to six months for our other executive officers, of their base salary and benefits. The terms of these agreements are described in more detail in the section titled “Executive Compensation — Estimated Benefits and Payments Upon Termination of Employment” below. Our board of directors and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our Company. No changes were made to the employment agreements with our named executive officers during 2011.

All of the stock options held by or hereafter granted to our named executive officers, provide for full acceleration of all unvested stock options if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company, sometimes called a “double trigger.” We believe this “double trigger” benefit improves stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We believe these benefits help us compete for and retain executive talent and that, as confirmed by Compensia, they are generally in line with packages offered to executives in our industry.

Other Benefits. In connection with its annual compensation review for 2011, our compensation committee eliminated the previously provided living expense allowances to Mr. Björk and Mr. Sorenson, in part because the base salary increases described above eliminated the need to continue them.

We provide a stipend of approximately $18,600 to Mr. Bonney, our Chief Operating Officer, for car expenses. Our compensation committee believes this benefit is customary for comparable officers at similar companies who are based in Europe.

Our named executive officers also participate in benefits plans generally available to our salaried employees, including health and medical benefits, flexible spending plans and the opportunity to participate in a 401(k) retirement plan or comparable foreign plan.

Stock Ownership Guidelines

Although we have always placed strong emphasis on equity participation and fostering an ownership culture, our board of directors determined in 2012 to reinforce this emphasis by adopting target stock ownership guidelines for the executive officers, other members of senior management and directors of the Company. The guidelines are designed to promote long-term stock holding and further alignment of our executive officers’ interests with those of our stockholders, as well retention, by requiring that Company insiders maintain a significant economic stake in the Company while affiliated with the Company. The guidelines are based on the position within the Company as follows:

Executive	Ownership Multiple
Chief Executive Officer	5x base salary
Chief Financial Officer	4x base salary
Chief Operating Officer	3x base salary
Chief Technology Officer	2x base salary
Other Executive Officers	1x base salary
Directors	4x annual retainer

Newly hired executives and directors have 5 years from the date of hire to achieve and maintain the required stock ownership. Existing executives have 3 years to comply. Compliance with these guidelines is monitored by the Company and the Compensation Committee. Shares beneficially owned of record by the executive, shares held in a tax-qualified benefit plan, unvested restricted shares and cash units, if issued, shares retained from option exercises, spread value of vested stock options between market value of the Common Stock at the end of the most recent financial quarter and exercise price, and deferred stock, if awarded, are included in determining satisfaction of the guidelines. As of March 30, 2012, Messrs Björk, Sorenson, Bonney and Deighton have met the ownership guidelines.

Stockholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, over 99% of the shares voted were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting of stockholders, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosures. Our compensation committee believes that the vote results confirm its view that our compensation programs are appropriate on an absolute and relative basis. The committee will consider the outcome of the stockholder advisory vote on executive compensation each year as it makes future compensation decisions.

In addition, over 96% of the shares voted were in favor of holding the advisory vote on executive compensation on an annual basis, as was recommended by our board of directors. The board of directors subsequently determined that it would follow the stockholders’ recommendation and hold the advisory vote on executive compensation at each annual meeting.

Trading Plans

We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the officer at certain dates if our stock price is above a specified level. The officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our Common Stock because material information about us had not been publicly released. As of the record date, two of our executive officers had a trading plan currently in effect.

Policies Regarding Recovery of Incentive Awards

We expect to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy that may require amendment after the SEC regulations are released.

Tax Matters

Our board of directors and compensation committee will consider in making its decisions our ability to deduct compensation amounts paid to our executive officers including the potential future impact of Section 162(m) of the Internal Revenue Code, a deduction limitation rule that began to apply to us in certain respects upon our initial public offering. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and each of the other named executive officers (other than our chief financial officer), unless compensation is “performance-based” as defined under Section 162(m). While the deductibility of the compensation we pay to our executive officers is a factor considered by our compensation committee in designing our compensation programs and making individual compensation decisions, it is only one of several factors that are considered and our compensation committee reserves the right to award from time to time compensation amounts that are or may not be fully deductible.

In March 2011, our compensation committee adopted the Qlik Technologies Inc. Executive Cash Bonus Plan which will allow us where our compensation committee considers it appropriate and practicable from time to time in the future to grant qualifying performance-based cash bonus awards that we would expect to be able to fully deduct. The stock options we have granted to executive officers are designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to options to be fully deductible. Our 2010 Equity Incentive Plan allows us to grant other types of equity awards, such as restricted stock units, that will not qualify as performance-based compensation if, as is the case with our new LTI program, vesting is based upon satisfaction of time-based service conditions. The 2010 Equity Incentive Plan also allows us, should our compensation committee determine it appropriate, to grant equity awards including restricted stock units that qualify as performance-based compensation and should be fully deductible by us.

In 2011, we paid non-performance based compensation in excess of $1.0 million only to Lars Björk, our President and Chief Executive Officer. Approximately $93,450 of his compensation will not be deductible by the Company.

Report of the Compensation Committee2

We, as members of the compensation committee of the board of directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Alexander Ott (Chairman)

Erel N. Margalit

Bruce Golden

[2]

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

2011 Summary Compensation Table

The following table summarizes the compensation that we paid to our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the year ended December 31, 2011. We refer to these officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total ($)
Lars Björk Chief Executive Officer	2011 2010 2009	$475,000 300,000 205,000		$220,076 — —	$880,960 1,384,840 —	$618,450 533,912 238,068		$810 74,978 94,982		$2,195,296 2,293,730 538,050
William G. Sorenson Chief Financial Officer	2011 2010 2009	335,000 280,000 275,000		101,116 — —	400,809 519,315 —	335,080 321,695 127,250		2,741 40,337 34,660		1,174,746 1,161,347 436,910
Leslie Bonney Chief Operating Officer	2011 2010 2009	364,250 263,500 224,750	(3) (3) (3)	151,674 — —	600,530 259,658 196,394	548,725 496,168 240,250	(3) (3) (3)	55,025 43,891 41,010	(3)(4) (3) (3)	1,720,204 1,063,217 702,404
Anthony Deighton Senior Vice President, Products	2011 2010 2009	258,333 220,000 200,000		92,194 — —	361,139 173,105 196,394	319,490 276,384 110,800		5,075 4,212 13,416		1,036,231 673,701 520,610
Douglas Laird (5) Former Vice President, Marketing	2011 2010 2009	225,000 190,000 180,000		71,376 — —	280,430 173,105 —	311,300 243,826 90,700		21,461 6,224 558		909,567 613,155 271,258

(1)	Represents the fair value of each stock option grant or RSU as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts do not represent the actual amounts paid to or realized by the executive for these awards.
(2)	The amounts in this column reflect bonuses paid in accordance with our 2011 cash incentive bonus program approved in 2011 by our board of directors for corporate and individual performance. See “Compensation Discussion and Analysis” above for further details regarding this program.

(3)	All amounts paid to Mr. Bonney were paid in British Pound Sterling. Amounts set forth in the table are based on amounts paid in British Pound Sterling and converted to U.S. dollars at an assumed exchange rate of $1.55 as of December 31, 2011. These are amounts are different from those reported on our Form 8-Ks due to fluctuations in the exchange rate.
(4)	Includes $18,600 (based on payments made in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2011) paid by our Company for the provision of a car for Mr. Bonney in 2011 and $36,425 (based on contributions made in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2011) contributed by our Company to Mr. Bonney’s U.K. tax qualified defined contribution plan.
(5)	Mr. Laird resigned from the Company effective January 1, 2012.

Grants of Plan-Based Awards in 2011

The following table sets forth each plan-based award granted to our named executive officers during the year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Lars Björk	November 7, 2011	(3)	$400,000	1,750,000			64,400	(1)	$29.74	$880,960
	November 7, 2011				7,400	(4)				$220,076
William G. Sorenson	November 7, 2011	(3)	$225,000	1,020,000			29,300	(1)	$29.74	$400,809
	November 7, 2011				3,400	(4)				$101,116
Leslie Bonney	November 7, 2011	(3)	$375,000	1,500,000			43,900	(1)	$29.74	$600,530
	November 7, 2011				5,100	(4)				$151,674
Anthony Deighton	November 7, 2011	(3)	$180,000	860,000			26,400	(1)	$29.74	$361,139
	November 7, 2011				3,100	(4)				$92,194
Douglas Laird	November 7, 2011	(3)	$165,000	780,000			20,500	(1)(5)	$29.74	$280,430
	November 7, 2011				2,400	(4)(5)				$71,376

(1)	Exercisable with respect to 1/4 of the shares of stock which are subject to this option on November 7, 2012 (the “Initial Vesting Date”), provided the applicable named executive officer remains continuously employed by the Company through the Initial Vesting Date; and exercisable with respect to 3/4 of the shares of stock which are subject to this option in equal increments quarterly over three (3) years beginning on the date three (3) months from the Initial Vesting Date, provided that applicable named executive officer remains continuously employed by the Company through the last day of each quarterly period.
(2)	Represents the fair value of each stock option grant or RSU as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts do not represent the actual amounts paid to or realized by the executive for these awards.
(3)	The threshold amount that might be paid under the 2011 cash incentive award program is, theoretically, $1 in that the formula permitted payment of diminishing amounts in the event we achieved consolidated revenue for 2011 of at least $227 million.
(4)	Time-based RSUs that vest in four equal annual installments beginning November 7, 2012, provided that the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(5)	This award was not vested prior to Mr. Laird’s departure from the Company on January 1, 2012 and terminated as of such date.

Each of the options listed above will be subject to acceleration in the event that the respective named executive officer’s employment is terminated following a change in control as described further in “Compensation Discussion and Analysis — Principal Elements of Executive Compensation — Severance and Change in Control Benefits”.

Outstanding Equity Awards as of December 31, 2011

The following table sets forth information regarding each option held by each of our named executive officers as of December 31, 2011. The vesting applicable to each outstanding option is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options held by our named executive officers, please see the section titled “— Estimated Benefits and Payments Upon Termination of Employment” below.

Name	Option awards					Stock awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lars Björk	41,202	(2)	—	$1.65	October 1, 2017
	672,405	(2)	—	1.65	November 14, 2017
	125,000	(3)	275,000	6.91	May 20, 2020
	—	(4)	64,400	29.74	November 7, 2021
	—		—	—	—	7,400	(5)	$179,080.00
William G. Sorenson	371,269	(6)	145,406	1.65	September 30, 2018
	46,875	(3)	103,125	6.91	May 20, 2020
	—	(4)	29,300	29.74	November 7, 2021
	—		—	—	—	3,400	(5)	$82,280.00
Leslie Bonney	373,353	(2)	—	0.6298	June 30, 2015
	252,842	(2)	—	1.65	October 30, 2017
	137,500	(2)	62,500	1.65	March 30, 2019
	18,750	(7)	56,250	6.91	May 20, 2020
	—	(4)	43,900	29.74	November 7, 2021
	—		—	—	—	5,100	(5)	$123,420.00
Anthony Deighton	200,000	(8)	—	0.6298	January 16, 2015
	12,500	(2)	—	1.65	December 30, 2017
	25,000	(2)	62,500	1.65	March 30, 2019
	6,250	(7)	37,500	6.91	May 20, 2020
	—	(4)	26,400	29.74	November 7, 2021
	—		—	—	—	3,100	(5)	$75,020.00
Douglas Laird	18,750	(2)	75,000	1.65	December 30, 2018
	3,125	(7)	37,500	6.91	May 20, 2020
	—	(4)	20,500	29.74	November 7, 2021
	—		—	—	—	2,400	(5)	$58,080.00

(1)	Based on a per share price of $24.20, which was the closing price per share of our Common Stock on the last business day of the 2011 fiscal year (December 30, 2011). The actual value (if any) to be realized by the executive officer depends on whether the shares vest and the future performance of our Common Stock.
(2)	The shares subject to these stock options vest over a four year period, with 1/4th of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(3)	6.25% of the shares subject to such stock options vest on a quarterly basis beginning after July 15, 2010. Vesting is contingent upon continued service.
(4)	Exercisable with respect to 1/4 of the shares of stock which are subject to this option on November 7, 2012 (the “Initial Vesting Date”), provided the applicable named executive officer remains continuously employed by the Company through the Initial Vesting Date; and exercisable with respect to 3/4 of the shares of stock which are subject to this option in equal increments quarterly over three (3) years beginning on the date three (3) months from the Initial Vesting Date, provided that applicable named executive officer remains continuously employed by the Company through the last day of each quarterly period.
(5)	Time-based RSUs that vest in four equal annual installments beginning November 7, 2012, provided that the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(6)	The shares subject to these stock options vest over a four year period, with 12.5% of the shares subject to such stock options vesting on the six-month anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(7)	6.25% of the shares subject to such stock options vest on a quarterly basis beginning after January 1, 2011. Vesting is contingent upon continued service.
(8)	25% of the shares subject to such stock option vested on June 30, 2006 and 6.25% of the shares subject to such stock options vest on a quarterly basis thereafter. Vesting is contingent upon continued service.

Option Exercises and Stock Vested During 2011

The following table presents certain information regarding options exercised by our named executive officers in 2011. The value realized upon exercise of stock options is calculated based on the difference between the market price of our Common Stock upon exercise and the exercise price of the options.

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Name
Lars Björk	420,000	$11,941,323
William G. Sorenson	20,000	430,800
Leslie Bonney	240,687	6,389,756
Anthony Deighton	546,790	15,897,992
Douglas Laird	215,625	5,091,244

(1)	The value realized is based on the fair market value of our Common Stock on the date of exercise minus the exercise price. The amounts set forth do not necessarily reflect proceeds actually received by the executive officer.

There were no share vesting events for awards held by our named executive officers in 2011.

Employment Agreements with Our Executive Officers

We have entered into employment agreements and/or services agreements with each of our named executive officers.

Employment Agreement with Lars Björk

In October 2007, we entered into an employment agreement with Mr. Björk for his position as Chief Executive Officer and President. Mr. Björk’s current annual base salary is $514,000 and Mr. Björk is eligible currently to receive a target cash bonus of $450,000. For a period of twelve months after his termination of employment, Mr. Björk will be subject to a noncompetition covenant, and he is subject to a nonsolicitation covenant with respect to customers, clients and employees of our Company or the group for a period of 24 months following the termination of his employment. Mr. Björk’s employment agreement also provided that we shall pay for certain living expenses for him and his family in an amount not to exceed $75,000 per year. In connection with Mr. Björk’s salary increase in 2011, this living expense allowance was eliminated. If we terminate Mr. Björk’s employment agreement for cause (as defined in the agreement) or on account of death or disability (as defined in the agreement), or if Mr. Björk terminates his employment with us, Mr. Björk is entitled to no further compensation or benefits other than those earned through the date of the termination. If we terminate the agreement without cause (as defined in the agreement), Mr. Björk’s agreement initially provides that we will continue to pay Mr. Björk’s base salary for a period of three months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims.

In June 2010, we amended and restated Mr. Björk’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Björk’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If Mr. Björk’s employment is terminated by our Company other than due to cause, death or disability, we will continue to pay Mr. Björk’s base salary for a period of nine months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims. In addition to this severance amount, Mr. Björk will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Björk’s COBRA payments during the period of his severance payment.

Employment Agreement with William G. Sorenson

In August 2008, we entered into an employment agreement with Mr. Sorenson, our Treasurer and Chief Financial Officer. The term of his employment agreement is one year and is deemed to have been automatically extended for an additional one year term (or such other period to have been agreed upon in writing) upon each anniversary of the agreement unless any party gives written notice of the non-extension of the employment agreement to the other party at least 90 days before that anniversary (or as provided below). Our board of directors adjusts Mr. Sorenson’s salary and bonus from time to time. Mr. Sorenson’s current annual base salary is $350,000, and Mr. Sorenson is eligible currently to receive a target cash bonus of $250,000. For a period of twelve months after his termination of employment, Mr. Sorenson will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Sorenson’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Sorenson of a release of claims. In addition, our obligation to provide severance payments is limited if Mr. Sorenson secures compensation through any employment or consulting arrangements more than three months following a termination without cause, and the obligations completely cease if Mr. Sorenson breaches his Proprietary Information, Assignment of Inventions and Non-Competition Agreement.

In June 2010, we amended and restated Mr. Sorenson’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, we paid living expenses for Mr. Sorenson and his family of up to $24,000 per year. In connection with Mr. Sorenson’s salary increase in 2011, this living expense allowance was terminated. Mr. Sorenson’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause, in addition to the severance payments that Mr. Sorenson will receive as described above, Mr. Sorenson will also receive any earned but unpaid bonus, a pro rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Sorenson’s COBRA payments during the period of his severance payment.

Employment Agreement with Leslie Bonney

In May 2005, we entered into an employment agreement with Mr. Bonney. Mr. Bonney currently serves as our Chief Operating Officer. Our board of directors adjusts Mr. Bonney’s salary and bonus potential from time to time. Mr. Bonney’s current annual base salary is $400,000 and Mr. Bonney is currently eligible to receive a target cash bonus of $400,000. For a period of twelve months after his termination of employment, Mr. Bonney will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Bonney’s employment agreement also provides that he is entitled to £1,000 (approximately $1,550 based on an assumed exchange rate of approximately $1.55 as of December 31, 2011) per month for car expenses and he is also entitled to related expenses. Mr. Bonney’s employment agreement provides that Mr. Bonney’s employment agreement may be terminated at any time upon six months notice, unless the employment contract is breached.

Employment Agreement with Anthony Deighton

In January 2005, we entered into an employment agreement with Mr. Deighton. Mr. Deighton’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Deighton. Our board of directors adjusts Mr. Deighton’s salary and bonus potential from time to time. Mr. Deighton’s current annual base salary is $300,000, and Mr. Deighton is eligible currently to receive a target cash bonus of $200,000. For a period of twelve months after his termination of employment, Mr. Deighton will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Deighton’s employment agreement also provides that Mr. Deighton is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

In June 2010, we amended and restated Mr. Deighton’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Deighton’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Deighton’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Deighton of a release of claims. In addition to this severance payment, Mr. Deighton will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Deighton’s COBRA payments during the period of his severance payment.

Employment Agreement with Douglas Laird

In November 2008, we entered into an employment agreement with Mr. Laird, our Vice President of Marketing. Our board of directors adjusts Mr. Laird’s salary and bonus potential from time to time. Mr. Laird’s 2011 annual base salary was $225,000, and Mr. Laird was eligible to receive a target cash bonus of $165,000. For a period of twelve months after his termination of employment, Mr. Laird will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Laird’s employment agreement also provides that Mr. Laird is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

In June 2010 we amended and restated Mr. Laird’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Laird’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Laird’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Laird of a release of claims. In addition to this severance payment, Mr. Laird will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Laird’s COBRA payments during the period of his severance payment. Mr. Laird voluntarily resigned effective January 1, 2012

Estimated Benefits and Payments Upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of our Company as described above, as if each officer’s employment terminated as of December 31, 2011, the last business day of the 2011 fiscal year.

Name	Benefit	Voluntary Resignation/ Termination for Cause or Disability	Termination Other than for Cause or Disability Not in Connection With a Change in Control		Termination Other than for Cause or Disability after a Change in Control		Resignation for Good Reason after a Change in Control
Lars Björk	Severance	—	356,250		356,250		—
	Bonus (1)	—	618,450		618,450		—
	Equity Acceleration	—	—		4,933,830		—
	COBRA Premiums	—	17,424		17,424		—
	Vacation Payout	36,538	36,538		36,538		36,538
	Total Value	36,538	1,028,662		5,962,492		36,538
William G. Sorenson	Severance	—	167,500		167,500		—
	Bonus (1)	—	335,080		335,080		—
	Equity Acceleration	—	—		5,144,217		—
	COBRA Premiums	—	11,616		11,616		—
	Vacation Payout	19,327	19,327		19,327		19,327
	Total Value	19,327	533,523		5,677,740		19,327
Leslie Bonney	Severance	—	187,500	(2)	187,500	(2)	—
	Bonus (1)	—	548,725	(2)	548,725	(2)	—
	Equity Acceleration	—	—		2,505,358		—
	COBRA Premiums	—	—		—		—
	Vacation Payout	4,203	4,203		4,203		4,203
	Total Value	4,203	740,428		3,245,786		4,203
Anthony Deighton	Severance	—	137,500		137,500		—
	Bonus (1)	—	319,490		319,490		—
	Equity Acceleration	—	—		2,132,770		—
	COBRA Premiums	—	168		168		—
	Vacation Payout	21,154	21,154		21,154		21,154
	Total Value	$21,154	$478,312		$2,611,082		$21,154
Douglas Laird(3)	Severance	—	112,500		112,500		—
	Bonus (1)	—	311,300		311,300		—
	Equity Acceleration	—	—		2,397,705		—
	COBRA Premiums	—	7,174		7,174		—
	Vacation Payout	12,981	12,981		12,981		12,981
	Total Value	$12,981	$443,955		$2,841,660		$12,981

(1)	Based on 2011 annual cash incentive bonus award, the full amount of which was earned as of December 31, 2011. Per employment agreements summarized above, Messrs. Björk, Sorenson, Deighton and Laird are entitled to pro-rated bonus upon termination without cause if and to the extent that the performance objectives were achieved.
(2)	Based on amounts which would be payable to Mr. Bonney in British Pound Sterling at an assumed exchange rate of approximately $1.55 as of December 31, 2011.
(3)	Mr. Laird voluntarily resigned effective January 1, 2012 and was paid $311,300 in connection with his 2011 annual cash incentive bonus award and $12,981 in connection with accrued but unpaid vacation days.

For purposes of valuing the severance and vacation payments in the table above, we used each executive officer’s base salary in effect at the end of 2011 and the number of accrued but unused vacation days at the end of 2011.

The value of equity acceleration shown in the tables above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the $24.20 closing market price of shares of the Company’s Common Stock on December 30, 2011 (the last trading day in 2011) and the exercise price of the option.

The value of the vesting of restricted stock unit awards was calculated by multiplying the number of unvested awards by the $24.20 closing market price of shares of the Company’s Common Stock on December 30, 2011.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors recognizes the interests our investors have in the compensation of our executives. In recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in our Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success and will drive the creation of stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

The compensation committee of our board of directors continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in our Compensation Discussion and Analysis, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over up to four years) reward sustained performance that is aligned with long-term stockholder interests.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In order for Proposal 3 to be approved, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 3. Abstentions and broker non-votes will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

As an advisory vote, the result will not be binding on our board of directors or compensation committee. Our board of directors and our compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material”. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.qliktech.com.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares or need additional copies of this proxy statement or voting materials, please contact:

Investor Relations

Qlik Technologies Inc.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

or

Call (484) 685-0578

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card, so your shares will be represented at the Annual Meeting.

The form of proxy and this proxy statement have been approved by the board of directors and are being mailed or delivered to stockholders by its authority.

The Board of Directors of Qlik Technologies Inc.

Radnor, Pennsylvania

April 5, 2012

APPENDIX

QLIK TECHNOLOGIES INC.
150 N. RADNOR CHESTER ROAD, Ste. E220
RADNOR, PA 19087

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Deborah C. Hopkins 02 Paul Wahl

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.	☐	☐	☐
3 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

NOTE: In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000136758_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

QLIK TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 16, 2012 9:00 AM

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 16, 2012

The undersigned appoints Lars Björk and William G. Sorenson, or any of them as shall be in attendance at the 2012 Annual Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Qlik Technologies Inc. (the "Company"), to be held on May 16, 2012, at 9:00 a.m. local time, at Ballard Spahr LLP, 1735 Market St, Floor 51, Philadelphia, PA 19103, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the Board of Directors nominees for director in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

0000136758_2 R1.0.0.11699

Continued and to be signed on reverse side